EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
800-522-1477

Appliance Recycling Centers of America (ARCA) Raises

$3.1 Million Through Private Placement of Common Stock

Minneapolis, MN—January 3, 2005—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has successfully completed a private placement of 1,150,000 shares of its common stock that generated net proceeds to ARCA of approximately $3.1 million.

Priced at $3.00 per share, the common stock issued through the private placement brings ARCA’s fully diluted shares outstanding to approximately 4,000,000.

The proceeds from the placement will be used to support the opening of additional ApplianceSmart factory outlets and for general corporate purposes.  ARCA currently operates 12 retail stores, including three new ApplianceSmart outlets opened in the fourth quarter of 2004.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “The capital raised through this private placement will greatly facilitate the continued expansion of our ApplianceSmart operation.  We have made significant progress over the past year at building and strengthening our retail business.  Backed by the proceeds from this transaction, we are optimistic about the prospects of our ApplianceSmart operation in 2005.”

The private placement was managed by Lantern Investments, Inc.

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of late December 2004, ApplianceSmart was operating 12 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in San Antonio, Texas and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com